Exhibit 99.1

The merger described in this document involves the securities of a foreign company. The merger is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the merger, such as in open market or privately negotiated purchases.

This document is an English translation of the official Japanese version of the notice of convocation of extraordinary general meeting of shareholders (the “Official Japanese Version”). This English translation was prepared for your reference, to help you understand what is stated in the Official Japanese Version. In the event of any discrepancy between the Official Japanese Version and the English translation, the Official Japanese Version will prevail.

Dear Shareholders:	Securities code: 165A
Notification date: November 4, 2025
(Start date of electronic provision system): October 30, 2025
1-11-1, Marunouchi, Chiyoda-ku, Tokyo, Japan

SBI RHEOS HIFUMI Inc.

	Representative Director, Chairman and President	Hideto Fujino

Notice of Convocation of Extraordinary General Meeting of Shareholders

SBI RHEOS HIFUMI Inc. (the “Company”) is pleased to announce the Extraordinary General Meeting of Shareholders, to be held as detailed below.

For the purpose of this meeting, we have implemented measures for the electronic provision of the “Reference Materials for the General Meeting of Shareholders” (Electronic Provision Measures Matters) on the following website.

Company website: https://www.sbirheoshifumi.rheos.jp/

(Please access the above website, select “Investor Relations” and then click on “Shareholders Meeting” to view the Reference Materials.)

Tokyo Stock Exchange website (Tokyo Stock Exchange listed company information service): https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show

(Please access the above website, enter “SBI RHEOS HIFUMI” as the issue name (company name) or “165A” as the securities code, perform a search, then select “Basic information” and “Documents for public inspection/PR information”,and confirm the “Notice of General Shareholders Meeting /Informational Materials for a General Shareholders Meeting” column under “Filed information available for public inspection” to view them.)

If you are unable to attend the meeting, you may exercise your voting rights via the internet or in writing(by mail). Please review the “Reference Materials for the General Meeting of Shareholders” and exercise your voting rights by 5:15 p.m. (JST) on Wednesday, November 19, 2025.

In addition, we will offer a livestream broadcast of the meeting to enable shareholders to view the meeting from their home or other locations using a PC, tablet or smartphone. Please be aware that you will not have the opportunity to exercise your voting rights or make any statements, including questions, during the livestream broadcast. Thank you in advance for your understanding.

Please refer to pages 5 and 6 for information on the livestream broadcast of the meeting.

Details of Extraordinary General Meeting of Shareholders

1 Date and time	Thursday, November 20, 2025, at 6:30 p.m. (Reception desk opens at 6:00 p.m.) (JST)

2 Venue

Tokyo Nihonbashi Tower, 4th Floor, Bellesalle Tokyo Nihonbashi

2-7-1, Nihonbashi, Chuo-ku, Tokyo, Japan

Please note the change of venue since the previous meeting.

For details of the venue, please refer to the “Venue Guide Map” at the end of this notice.

3 Purpose	Matters for Approval of Absorption-Type Merger Agreement between the Company and Resolution SBI Global Asset Management Co., Ltd.

4 Guidance on exercising voting rights	Please refer to “Instructions for exercising voting rights” on page 3.

•	If you attend the General Meeting of Shareholders in person and exercise your voting rights on the day, please submit the Voting Rights Exercise Form at the reception desk

•	If there are any changes to the Electronic Provision Measures Matters, we will update the details on the website mentioned above.

•	We will not be distributing gifts to attendees at the meeting. Thank you for your understanding.

•

Among the matters subject to electronic provision, the following items will not be included in the documents delivered to shareholders who have requested written delivery, in accordance with the provisions of laws and regulations and the Company’s Articles of Incorporation:

①

In the “Proposal for Approval of the Absorption-type Merger Agreement between the Company and SBI Global Asset Management Co., Ltd.” in the Reference Materials for the General Meeting of Shareholders, under “3. Overview of the provisions outlined in the items under Article 182, paragraph (1) of the Ordinance for Enforcement of the Companies Act (excluding items (v) and (vi)),” the section titled “(2) Matters regarding the consideration for the Merger (Article 182, paragraph (1), item (ii) and paragraph (4) of the Ordinance for Enforcement of the Companies Act),” specifically “A. Overview of Articles of Incorporation of the surviving company.”

②

In the same proposal, under “3. Overview of the provisions outlined in the items under Article 182, paragraph (1) of the Ordinance for Enforcement of the Companies Act (excluding items (v) and (vi)),” the section titled “Matters related to the financial statements (Article 182, paragraph (1), item (iv) and paragraph (6) of the Ordinance for Enforcement of the Companies Act),” specifically “A. Matters related to the surviving company,” under “1) Details of the financial statements for the surviving company’s most recent business year.”

Company website: https://www.sbirheoshifumi.rheos.jp/

Guidance on Exercising Voting Rights

The right to vote at the General Meeting of Shareholders is an important right of all shareholders.

Please exercise your voting rights after reviewing the Reference Materials for the General Meeting of Shareholders.

You may exercise your voting rights using any of the following three methods.

To exercise your voting rights in person at the General Meeting of Shareholders	To exercise your voting rights in writing (by mail)	To exercise your voting rights via the internet

Please submit the attached Voting Rights Exercise Form at the reception desk.	Please indicate your approval or disapproval in respect of the proposal on the attached Voting Rights Exercise Form and return it to the Company.	Please indicate your approval or disapproval in respect of the proposal in accordance with the guidance on the next page.

Date and time	Deadline	Deadline
Thursday, November 20, 2025 6:30 p.m. (JST) (Reception desk opens at 6:00 p.m.)	Wednesday, November 19, 2025 To be received no later than 5:15 p.m. (JST)	Wednesday, November 19, 2025 To be exercised no later than 5:15 p.m. (JST)

If you are attending the shareholders’ meeting, please note the change of venue since the previous meeting. For details of the venue, please refer to the “Venue Guide Map” at the end of this notice.

Instructions for Completing the Voting Rights Exercise Form

If you do not indicate your approval or disapproval on the Voting Rights Exercise Form, your vote will be treated as if you have indicated your approval. In the event that you exercise your voting rights both via the internet and in writing, the vote via the internet will be deemed valid. In the event that you exercise your voting rights via the internet multiple times, the last instance will be recorded as the effective vote.

Guidance on how to exercise voting rights via the internet	Deadline for voting via internet: Wednesday, November 19, 2025 (5:15 p.m.) (JST)

How to Exercise Voting Rights Using a Smartphone or Other Devices

How to Exercise Voting Rights Using a PC

Please enter the Login ID and password indicated on the Voting Rights Exercise Form to access the URL below. After logging in, please provide your approval or disapproval for the proposal in accordance with the instructions displayed on the screen.

General Meeting of Shareholders Portal URL: ^https://www.soukai-portal.net

You may also continue to access this alternative website to exercise your voting rights: ^https://www.web54.net

Guidance on Advance Questions Acceptance	Advance questions acceptance deadline: Monday, November 17, 2025 (5:15 p.m.) (JST)

The Company will accept questions from shareholders regarding the proposal through the shareholder meeting portal prior to the meeting. The company’s shareholders’ meeting agenda will focus on questions that we believe are of great interest to our shareholders. Similar to the method of exercising voting rights mentioned above, please access the shareholder meeting portal and click the “Advance Questions” button at the top of the screen. When the “Advance Question Input” screen is displayed, please follow the on-screen instructions to enter your questions.

Please note that we will not be providing individual responses to the questions submitted.

Notes

•

If you need to change your votes after exercising your voting rights, you will need to enter your “Exercise of Voting Rights Code” and “Password” provided on the Voting Rights Exercise Form.

•

In the event that you exercise your voting rights both via the internet and in writing, the vote via the internet will be deemed valid. In the event that you exercise your voting rights via the internet multiple times, the last instance will be recorded as the effective vote.

•

Due to maintenance, the service will not be available on the first Monday of January, April, July, and October from midnight (12:00 a.m.) to 5:00 a.m. (JST)

	For inquiries: Sumitomo Mitsui Trust Bank, Limited Stock Transfer Agency Web Support Center 0120-652-031 (Hours: 9:00 a.m. – 9:00 p.m. (JST))	Please refer to the Q&A for more information

Guidance on Livestream Broadcast via the Internet

We will conduct a livestream broadcast via the internet to enable shareholders to view the General Meeting of Shareholders from their home or other locations using a PC, tablet or smartphone.

The live broadcast will be offered through the “Sharely” virtual shareholder meeting support platform. Shareholders viewing the livestream will be able to watch the General Meeting of Shareholders. However, this will not be recognized as attendance at the General Meeting of Shareholders under the Companies Act. Please be aware that you will not have the opportunity to exercise your voting rights or make any statements, including questions, during the livestream broadcast. Please exercise your voting rights in advance via the internet or by mail.

While wishing to respect the privacy of shareholders attending the meeting in person, we ask for your understanding that there may be cases when the Company is unable to prevent attendees from appearing in the broadcast.

1	Date and time of livestream broadcast

The livestream broadcast will be available from 6:30 p.m. (JST) on Thursday, November 20, 2025, until the conclusion of the Shareholders’ Meeting.

Note: The start of the shareholders’ meeting is scheduled for 6:30 p.m. (JST), with access to the Sharely platform beginning 15 minutes earlier.

2	How to view livestream broadcast

Please access the livestream URL provided below, enter your “Shareholder Number” and “Postal Code (7-digit half-width number),” and then click “Login.”

Livestream broadcast URL: https://web.sharely.app/login/sbirheoshifumi20251120

Please log in using the shareholder number and postal code provided on your Voting Form. (Login screens are the same on both PCs and smartphones)

1.	Enter shareholder number and postal code

2.	Click “Login”

Note:

For shareholders who submitted a change of address on or after October 16, 2025, if the postal code and address listed on the Voting Forms have been updated to the new ones, please enter the information as of October 15, 2025.

3	Notes

•	Viewing the shareholders’ meeting is restricted to shareholders only.

•

Please note that you will not have the opportunity to exercise your voting rights or make any statements, including questions, during the livestream broadcast. Please exercise your voting rights in advance via the internet or by mail.

•

Acts such as the filming, recording of video, recording of sound, or electronic storage of the livestream, or its public release on social media, etc. are strictly prohibited. We reserve the right to take legal action if such acts are discovered.

•	Any expenses incurred when watching the livestream broadcast, such as telecommunications fees, will be borne by shareholders.

•

Shareholders may be inconvenienced by events such as disruptions to video or audio from the livestream or an inability to view the livestream, due to factors including but not limited to the devices used (e.g., model, functionality) and the internet environment (e.g., status of telecommunication lines, connection speed).

•

On the day of the shareholders’ meeting, we will be unable to provide support for connection issues, delays or audio problems that may arise due to environmental factors experienced on the viewer’s side. Thank you for your understanding.

•	If the Company is unable to provide the livestream broadcast due to unavoidable circumstances, notification will be provided on the Company’s website (https://www.sbirheoshifumi.rheos.jp/).

•	For any questions regarding the livestream (Sharely) platform, please refer to the FAQ on the site below.

https://sharely.zendesk.com/hc/ja/sections/360009585533

4	Inquiries Regarding Livestream Broadcast

For viewing methods:
Live Streaming Help Desk: Helpline for “Sharely” virtual shareholder meeting support	Telephone: 03-6683-7664 Inquiries will be accepted from 5:30 p.m. (JST) on Thursday, November 20, 2025, until the conclusion of the Shareholders’ Meeting.

Reference Materials for the General Meeting of Shareholders

Proposal	Approval of Absorption-type Merger Agreement between the Company and SBI Global Asset Management Co., Ltd.

SBI RHEOS HIFUMI Inc. (“RHEOS HIFUMI”) and SBI Global Asset Management Co., Ltd. (“SBIGAM”) entered into a merger agreement (the “Merger Agreement”) on September 30, 2025, regarding an absorption-type merger (the “Merger”). The Merger Agreement was proposed and approved at their respective board of directors’ meetings held on September 30, 2025, with the Merger scheduled to take effect on December 1, 2025. SBIGAM will be the surviving company, while RHEOS HIFUMI will be the non-surviving company. Accordingly, we kindly request your approval of the Merger Agreement. The purpose of the Merger, the details of the Merger Agreement, and other matters related to this proposal are as follows.

For the details of the Merger Agreement entered into between RHEOS HIFUMI and SBIGAM on September 30, 2025, please refer to Appendix 1 “Merger Agreement.”

3.	Overview of the provisions outlined in the items under Article 182, paragraph (1) of the Ordinance for Enforcement of the Companies Act (excluding items (v) and (vi))

(1)	Matters concerning the appropriateness of the consideration for the Merger (Article 182, paragraph (1), item (i) and paragraph (3) of the Ordinance for Enforcement of the Companies Act)

A.	Matters concerning the appropriateness of the number of shares to be issued in the Merger

1)	Description of allotment pertaining to the Merger

B.	Reasons for selecting the type of property as the consideration for as the consideration for the Merger (Article 182, paragraph (3), item (ii))

RHEOS HIFUMI and SBIGAM selected shares of SBIGAM, the surviving company, as consideration for the shares of RHEOS HIFUMI involved in the Merger. RHEOS HIFUMI and SBIGAM have determined that it is appropriate for the shareholders of RHEOS HIFUMI to receive shares of SBIGAM, the surviving company in the absorption-type merger, as consideration for the Merger, given that they will be able to benefit from the synergies generated through the Merger.

C.	Matters that should be given due consideration to avoid harming the interests of RHEOS HIFUMI shareholders (Article 182, paragraph (3), item (iii))

(2)	Matters regarding the consideration for the Merger (Article 182, paragraph (1), item (ii) and paragraph (4) of the Ordinance for Enforcement of the Companies Act)

A.	Overview of Articles of Incorporation of the surviving company

Please access and review the website provided through the electronic provision (as indicated on page 1). Please note that, in accordance with the provisions of laws and regulations and the Company’s Articles of Incorporation, this information is not included in the documents delivered to shareholders who have requested written delivery.

B.	Matters related to the methods for valuating the consideration for the Merger

1)	Price at the market where the consideration for the Merger is traded Shares of SBIGAM are traded on the Prime Market of the Tokyo Stock Exchange (TSE)

2)	Parties who mediate, broker, or act as agents in transactions involving the consideration for the Merger Shares of SBIGAM are being mediated and brokered by various securities companies in Japan.

3)	Description of restrictions on the transfer or disposal of consideration for the Merger

Not applicable.

C.	Matters related to the market price of the consideration for the Merger

The following shows the movement of SBIGAM shares traded on the Prime Market of the TSE over the past six months.

Month	April	May	June	July	August	September
Stock price high (yen)	683	660	660	655	672	657
Stock price high (yen)	554	622	624	620	622	627

D.

Details of the balance sheets for each fiscal year of the surviving company over the past five years, as of the respective closing dates SBIGAM has submitted annual securities reports for each fiscal year in accordance with Article 24, paragraph (1) of the Financial Instruments and Exchange Act.

(3)

Matters related to the appropriateness of the share acquisition rights related to the merger (Article 182, paragraph (1), item (iii) and paragraph (5) of the Ordinance for Enforcement of the Companies Act)

In connection with the merger, SBIGAM will issue to the holders of RHEOS HIFUMI share acquisition rights listed in Column 1 from (1) to (3) in the table below an equivalent number of SBIGAM’s share acquisition rights listed in Column 2 from (1) to (3), in exchange for their share acquisition rights held as of the reference date.

	Column 1		Column 2
	Name of organization	Description	Name of organization	Description
(1)	RHEOS HIFUMI (First share acquisition rights)	Described in Appendix 4-(1)-1	SBIGAM (Fifth share acquisition rights)	Described in Appendix 4-(1)-2

(2)	RHEOS HIFUMI (Second share acquisition rights)	Described in Appendix 4-(2)-1]	SBIGAM (Sixth share acquisition rights)	Described in Appendix 4-(2)-2

(3)	RHEOS HIFUMI (Third share acquisition rights)	Described in Appendix 4-(3)-1	SBIGAM (Sixth share acquisition rights)	Described in Appendix 4-(3)-2

Note: The appendices listed in each column refer to the appendices of the Merger Agreement, as attahed in Appendix 1.

(4)	Matters related to the financial statements (Article 182, paragraph (1), item (iv) and paragraph (6) of the Ordinance for Enforcement of the Companies Act)

A.	Matters related to the surviving company

1)	Details of the financial statements for the surviving company’s most recent business year

Please access and review the website provided through the electronic provision (as indicated on page 1). Please note that, in accordance with the provisions of laws and regulations and the Company’s Articles of Incorporation, this information is not included in the documents delivered to shareholders who have requested written delivery.

2)	Details of the temporary financial statements, deeming the day after the last day of the most recent business year of the surviving company as the temporary account closing date Not applicable.

3)

Details of the disposition of any material asset, assumption of any material obligation, or any other event that would materially impact the status of company property occurring after the last day of the most recent business year

a.

SBIGAM conducted a share Transfer (the “Share Transfer”) on August 20, 2025, becoming the parent company of SBI Okasan Asset Management Co., Ltd. (“SBI Okasan AM”). The effective date of the Share Transfer is September 11, 2025. In connection with the Share Transfer, SBIGAM transferred 13,128,343 of its common shares to SBI Asset Management Group Co., Ltd. (“SBIAMG”), the transferor of SBI Okasan AM’s common shares, as consideration. As a result of the Share Transfer, SBI Okasan AM became a subsidiary (specified subsidiary) of SBIGAM.

b.

SBIGAM’s subsidiary, SBI Okasan AM, received a transfer of shares from Okasan Capital Partners Co., Ltd., which is a general partner of No. 1 OCP Investment Limited Partnership and No. 2 OCP Investment Limited Partnership, on September 30, 2025. As a consequence, No. 1 OCP Investment Limited Partnership and No. 2 OCP Investment Limited Partnership became subsidiaries (specified subsidiaries) of SBIGAM.

c.	As a result of the Merger, Rheos Capital and Rheos CP 1 Investment Limited Partnership are expected to become subsidiaries of SBIGAM on the scheduled effective date of the Merger, December 1, 2025.

B.

Matters related to the non-surviving company (details of the disposition of any material asset, assumption of any material obligation, or any other event that would materially impact the status of company property occurring after the last day of the most recent business year)

a.

At the Board of Directors’ meeting held on May 7, 2025, RHEOS HIFUMI resolved to issue its third share acquisition rights to the directors and employees of its subsidiaries, in accordance with Articles 236, 238, and 240 of the Companies Act. A total of 14,240 share acquisition rights were issued on May 28, 2025.

b.	At the Board of Directors’ meeting held on May 21, 2025, RHEOS HIFUMI resolved to borrow 800 million yen from its subsidiary, Rheos Capital, for a period of one year.

c.

At the Board of Directors’ meeting held on June 19, 2025, RHEOS HIFUMI resolved to invest 121 million yen in the newly established subsidiary of GO Inc., with payment scheduled for early September 2025. The payment was made on September 9.

d.

At the Board of Directors’ meeting held on October 15, 2025, RHEOS HIFUMI resolved to sell the following significant assets to its subsidiary, Rheos Capital. The sale is not expected to result in any gain or loss.

(1) Property, plant and equipment (including office equipment)	269,500,000 yen
(2) Investment securities	151,000,000 yen
(3) Investments in affiliates	19,860,000 yen

Appendix 1: Merger Agreement

[Appendix 4-(1)-1]

[Appendix 4-(1)-2]

[Appendix 4-(2)-1]

[Appendix 4-(2)-2]

[Appendix 4-(3)-1]

[Appendix 4-(3)-2]

    Guidance on venue for Extraordinary General Meeting of Shareholders

Venue	Tokyo Nihonbashi Tower, 4th Floor, Bellesalle Tokyo Nihonbashi 2-7-1, Nihonbashi, Chuo-ku, Tokyo, Japan

Stations	Nihombashi Station	(Ginza Line/ Tozai Line/ Asakusa Line)	Exit B6	Direct access to the venue
	Tokyo Station	(JR Line/ Marunouchi Line)	Yaesu North Exit	6-minute walk
	Mitsukoshi- mae Station	(Ginza Line/ Hanzomon Line)	Exit B6	3-minute walk

Note:

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

Electronic Provision Measures Matters for Notice of Convocation of

Extraordinary General Meeting of Shareholders

•	Articles of Incorporation of the surviving company (SBI Global Asset Management Co., Ltd.)

•	Details of the financial statements for the surviving company (SBI Global Asset Management Co., Ltd.)’s most recent business year

The above items will not be included in the documents (document stating the matters subject to measures for electronic provision) delivered to shareholders who have requested written delivery, in accordance with the provisions of laws and regulations and the Company’s Articles of Incorporation.

Articles of Incorporation of the surviving company (SBI Global Asset Management Co., Ltd.)

Chapter 1: General Provisions

(Corporate Name)

Article 1 The Company shall be called SBI Global Asset Management Co., Ltd., and in English, it shall be expressed as SBI Global Asset Management Co., Ltd.

(Purpose)

Article 2 The purpose of the Company shall be to engage in the following businesses:

1.

Planning, development, production, sale, and import/export of magazines, newspapers, reports related to financial information (including distribution via the Internet), as well as software on disks, CD-ROMs, and other media.

2.	Provision of financial information, consulting services related to financial information, and conducting seminars.

3.	Planning, buying, and selling of advertising media, as well as advertising agency services.

4.	Provision of information, consulting services, and seminars regarding asset management and administration.

5.	Undertaking public relations activities for investments and consulting services on business management.

6.	Planning, production, publication, and sale of books, magazines, other publications, and electronic publications, including agency services.

7.	Planning and production of audiovisual software.

8.	Provision of information, consulting, and seminars related to life planning.

9.	Provision of information, consulting, and seminars related to investor relations (IR).

10.	Provision of information, consulting, and seminars concerning stock indices.

11.	Provision of information, consulting, and seminars on lifestyle information.

12.	Provision of information, consulting, and seminars regarding marketing.

13.	Provision of information, consulting, and seminars concerning the Internet.

14.	Provision of information, consulting, and seminars on the organization and management of investment trusts.

15.	Investment advisory services.

16.	Life insurance agency services.

17.	Non-life insurance agency services.

18.	Provision of services and consulting related to the use of computers, peripheral devices, and related equipment, including their software.

19.	Development, design, production, sale, lease, rental, and management of computer systems.

20.	Mail-order and brokerage services using the Internet.

21.	Planning, production, organization, direction, contracting, and operation of conferences, exhibitions, and events.

22.	Investment advisory and discretionary investment services regarding domestic and foreign securities and other financial assets.

23.	Acting as a trustee company for investment trusts.

24.	Asset management services for investment corporations.

25.	Services related to discretionary investment contracts for specified assets.

26.	Provision of information regarding securities.

27.	Provision of various information services via the Internet.

28.	Design, development, operation, and maintenance of trading systems using networks such as the Internet.

29.	Market research, and investigation, collection, and provision of management information, industry information, and credit information.

30.	Diagnosis and comprehensive guidance on management for various companies.

31.	Development and sale of computer software.

32.	Planning and design of information processing systems, and dispatch of programming engineers.

33.	Information processing services using computers and related equipment.

34.	Import, export, and sale of traditional Chinese medicines and raw materials for such medicines.

35.	Import agency services on behalf of consumers.

36.	Securities brokerage services.

37.	Real estate brokerage services.

38.	Asset management services.

39.

Acquisition and ownership of shares or interests of companies that engage in any of the foregoing businesses or foreign companies engaged in equivalent businesses, to control or manage such business activities.

40.	Educational and training services relating to the preceding items.

41.	All other businesses incidental or related to the preceding items.

(Location of Head Office)

Article 3 The Company shall have its head office in Minato-ku, Tokyo.

(Corporate Organs)

Article 4 In addition to the General Meeting of Shareholders and the directors, the Company shall have the following organs:

1.	Board of Directors

2.	Statutory Auditors

3.	Board of Statutory Auditors

4.	Accounting Auditor

(Method of Public Notice)

Article 5 Public notices of the Company shall be made electronically. However, if electronic publication is impossible due to accident or other unavoidable circumstances, such notices shall be published in The Nikkei newspaper.

Chapter 2: Shares

(Total Number of Authorized Shares)

Article 6 The total number of shares authorized to be issued by the Company shall be 315,600,000 shares.

(Administrator of Shareholders’ Register)

Article 7 The Company shall appoint an administrator of the shareholders’ register.

2. The administrator of the shareholders’ register and its office shall be selected by resolution of the Board of Directors and publicly announced.

3. The preparation and keeping of the shareholders’ register, and other administrative matters relating to shares, shall be entrusted to the administrator, and the Company shall not handle such matters directly.

(Number of Shares per Trading Unit)

Article 8 The number of shares per trading unit of the Company shall be 100 shares.

(Rights Concerning Fractional Shares)

Article 9 A shareholder shall not exercise any rights with respect to fractional shares of the Company, except for the following:

1.	Rights listed in each item of Article 189, Paragraph 2 of the Companies Act.

2.	Rights to make demands pursuant to Article 166, Paragraph 1 of the Companies Act.

3.	Rights to receive allocation of new shares and stock acquisition rights according to the number of shares held.

4.	Rights to make demands as provided in the following article.

(Purchase of Fractional Shares)

Article 10 A shareholder may request the sale of fractional shares held by such shareholder, combined with additional shares to make up a full trading unit, in accordance with the share handling regulations.

(Share Handling Regulations)

Article 11 Procedures for exercising rights of shareholders and holders of stock acquisition rights, as well as handling of shares and stock acquisition rights and related fees, shall be governed by laws, the Articles of Incorporation, and the Share Handling Regulations established by the Board of Directors.

(Record Date)

Article 12 The Company shall determine shareholders entitled to exercise their rights at the Ordinary General Meeting of Shareholders for each fiscal year as those recorded in the final shareholders’ register as of the last day of each fiscal year.

Chapter 3: General Meeting of Shareholders

(Convocation)

Article 13 The Ordinary General Meeting of Shareholders shall be convened within three (3) months after the day following the end of each fiscal year. Extraordinary General Meetings of Shareholders shall be convened whenever necessary.

2. Except as otherwise provided by law, the General Meeting of Shareholders shall be convened by resolution of the Board of Directors.

(Convener and Chairperson of the General Meeting)

Article 14 The convener and chairperson of the General Meeting of Shareholders shall be a director designated in advance by the Board of Directors. If such director is unable to perform his/her duties, another director shall act in accordance with the order predetermined by the Board.

(Electronic Provision, etc.)

Article 15 When convening a General Meeting of Shareholders, the Company shall take measures to provide information constituting reference materials electronically.

2. Regarding items for electronic provision as prescribed by the Ministry of Justice Ordinance, the Company may omit such items from documents provided to shareholders who requested delivery in writing by the record date for voting rights.

(Method of Resolution)

Article 16 Except as otherwise provided by law or the Articles of Incorporation, resolutions of the General Meeting of Shareholders shall be adopted by a majority of the voting rights held by shareholders present and entitled to exercise their voting rights.

2. Resolutions prescribed in Article 309, Paragraph 2 of the Companies Act shall require attendance by shareholders holding at least one-third (1/3) of the voting rights and the approval of two-thirds (2/3) or more of such voting rights.

(Exercise of Voting Rights by Proxy)

Article 17 A shareholder may appoint another shareholder as a proxy to exercise the voting rights at the General Meeting of Shareholders.

2. In such cases, the shareholder or proxy must submit a document evidencing the proxy authority to the Company for each General Meeting of Shareholders.

Chapter 4: Directors, Representative Directors, and the Board of Directors

(Number of Directors )

Article 18 The Company shall have no more than ten (10) directors.

(Election of Directors)

Article 19 Directors of the Company shall be elected by resolution of the General Meeting of Shareholders.

2. A resolution for the election of directors shall be adopted at a meeting attended by shareholders holding at least one-third (1/3) of the voting rights entitled to be exercised, and by the majority of the voting rights of such shareholders.

3. The election of directors shall not be conducted by cumulative voting.

(Term of Office of Directors)

Article 20 The term of office of directors shall expire at the conclusion of the Ordinary General Meeting of Shareholders relating to the last fiscal year ending within one (1) year after their election.

2. A director elected to fill a vacancy due to early resignation, or elected as an additional director, shall serve until the expiration of the term of office of the other incumbent directors.

(Representative Directors)

Article 21 The Board of Directors shall appoint the representative directors by its resolution.

(Convener and Chairperson of the Board of Directors)

Article 22 The convener and chairperson of the Board of Directors shall be determined in advance by the Board of Directors. In the event that such director is unable to perform his/her duties, another director shall act in accordance with the order determined in advance by the Board of Directors.

2. Notice of convocation of the Board of Directors shall be given to each director and each statutory auditor at least three (3) days prior to the meeting date. However, in case of urgent necessity, this period may be shortened, and the procedures for convocation may be omitted with the consent of all directors and statutory auditors.

(Resolutions of the Board of Directors)

Article 23 Resolutions of the Board of Directors shall be adopted by the majority of directors present, provided that a majority of directors entitled to vote are in attendance.

2. When all directors entitled to vote express their consent in writing or by electromagnetic record regarding a proposal made for the purpose of a Board resolution, and no statutory auditor raises an objection, the proposal shall be deemed approved.

(Rules of the Board of Directors)

Article 24 Matters concerning the operation of the Board of Directors and other related matters shall be governed by laws, the Articles of Incorporation, and the Rules of the Board of Directors as determined by the Board.

(Remuneration, etc.)

Article 25 The remuneration, bonuses, and other pecuniary benefits received from the Company by directors in consideration of the performance of their duties (hereinafter referred to as “Remuneration, etc.”) shall be determined by resolution of the General Meeting of Shareholders.

(Exemption from Liability of Directors)

Article 26 The Company may, pursuant to Article 426, Paragraph 1 of the Companies Act, by resolution of the Board of Directors, exempt directors (including former directors) from liability under Article 423, Paragraph 1 of the same Act to the extent permitted by law.

2. The Company may enter into agreements with outside directors to limit their liability for damages under Article 423, Paragraph 1 of the Companies Act pursuant to Article 427, Paragraph 1 of the same Act.

Provided, however, that the limit of liability under such agreements shall be an amount not less than one million yen (¥1,000,000) or the amount prescribed by law, whichever is higher.

Chapter 5: Statutory Auditors and the Board of Auditors

Chapter 5: Statutory Auditors and the Board of Auditors

(Number of Statutory Auditors)

Article 27 The Company shall have not less than three (3) and not more than five (5) statutory auditors.

(Election of Statutory Auditors)

Article 28 Statutory auditors of the Company shall be elected by resolution of the General Meeting of Shareholders.

2. A resolution for the election of statutory auditors shall be adopted at a meeting attended by shareholders holding at least one-third (1/3) of the voting rights entitled to be exercised, and by the majority of the voting rights of such shareholders.

(Term of Office of Statutory Auditors)

Article 29 The term of office of statutory auditors shall expire at the conclusion of the Ordinary General Meeting of Shareholders relating to the last fiscal year ending within four (4) years after their election.

2. A statutory auditor elected to fill a vacancy due to early resignation shall serve until the expiration of the term of office of the resigned statutory auditor.

(Full-Time Statutory Auditors)

Article 30 The Board of Statutory Auditors shall select at least one full-time statutory auditor from among the statutory auditors.

(Notice of Convocation of the Board of Statutory Auditors)

Article 31 Notice of convocation of the Board of Statutory Auditors shall be given to each statutory auditor at least three (3) days prior to the meeting date. However, in case of urgent necessity, this period may be shortened, and the procedures for convocation may be omitted with the consent of all statutory auditors.

(Resolutions of the Board of Statutory Auditors)

Article 32 Resolutions of the Board of Statutory Auditors shall be adopted by the majority of statutory auditors, unless otherwise provided by law.

(Rules of the Board of Statutory Auditors)

Article 33 Matters concerning the operation of the Board of Statutory Auditors and other related matters shall be governed by laws, the Articles of Incorporation, and the Rules of the Board of Statutory Auditors as determined by the Board.

(Remuneration and Retirement Benefits of Statutory Auditors)

Article 34 The remuneration, etc., of statutory auditors shall be determined by resolution of the General Meeting of Shareholders.

(Exemption from Liability of Statutory Auditors)

Article 35 The Company may, pursuant to Article 426, Paragraph 1 of the Companies Act, by resolution of the Board of Directors, exempt statutory auditors (including former statutory auditors) from liability under Article 423, Paragraph 1 of the same Act to the extent permitted by law.

2. The Company may enter into agreements with outside statutory auditors to limit their liability for damages under Article 423, Paragraph 1 of the Companies Act pursuant to Article 427, Paragraph 1 of the same Act. Provided, however, that the limit of liability under such agreements shall be an amount not less than one million yen (¥1,000,000) or the amount prescribed by law, whichever is higher.

Chapter 6: Accounting

(Fiscal Year)

Article 36 The fiscal year of the Company shall commence on April 1 of each year and end on March 31 of the following year.

(Dividends of Surplus)

Article 37 Unless otherwise provided by law, matters concerning dividends of surplus and other matters set forth in each item of Article 459, Paragraph 1 of the Companies Act may be resolved by the Board of Directors.

2. The record date for year-end dividends of the Company shall be March 31 of each year.

3. The record date for interim dividends of the Company shall be September 30 of each year.

4. The Company may, in addition to the preceding two paragraphs, designate other record dates for the distribution of surplus.

(Limitation Period)

Article 38 Any obligation to pay dividends of surplus shall be extinguished if three (3) years have elapsed from the commencement date of payment. Dividends of surplus shall not bear interest.

History of Amendments

•	March 27, 1998: Incorporation of the Company

•	March 15, 2001: Partial amendment

•	March 20, 2002: Partial amendment

•	March 19, 2003: Partial amendment

•	March 25, 2004: Partial amendment

•	March 24, 2005: Partial amendment

•	December 15, 2005: Partial amendment

•	December 1, 2006: Partial amendment

•	March 23, 2007: Partial amendment

•	April 1, 2007: Partial amendment

•	April 1, 2008: Partial amendment

•	June 19, 2008: Partial amendment

•	June 18, 2009: Partial amendment

•	January 6, 2010: Deletion of supplementary provisions

•	June 18, 2013: Partial amendment

•	July 1, 2013: Deletion of supplementary provisions

•	June 23, 2022: Partial amendment

•	March 1, 2023: Deletion of supplementary provisions

•	March 30, 2023: Partial amendment

Details of the financial statements for the surviving company (SBI Global Asset Management Co., Ltd.)’s most recent business year

Business Report

I. Matters Concerning the Current Status of the Company

1. Business Overview and Results

During the fiscal year under review, the global economy experienced notable transitions in monetary policies across major countries and regions. In the United States, the economy achieved a “soft landing,” with equity markets showing relative stability. However, structural and geopolitical challenges in Europe and adjustments in China’s real estate sector presented lingering uncertainties.

Following the inauguration of the new U.S. administration in January 2025, a series of rapid policy announcements—particularly on tariffs by President Trump—caused market volatility toward the end of the fiscal year.

In Japan, the inauguration of Prime Minister Ishiba and the subsequent general election were key events. The market witnessed the Bank of Japan’s complete departure from negative interest rates and continued price increases. However, toward the fiscal year-end, global stock markets—including Japan—experienced turbulence influenced by U.S. policy developments.

In the investment trust market, which is closely related to our Group’s business, the “New NISA” program introduced in January 2024 gained broad acceptance, supporting steady fund inflows. At the same time, intensified competition among management companies led to a continued decline in average trust fees, marking a year of structural change in the industry.

Under this business environment, our Group’s total assets under management in publicly offered investment trusts increased by 30.7% from 2,714.4 billion yen at the end of the previous fiscal year to 3,548.4 billion yen at the end of the current fiscal year. This growth was driven by inflows into diversified index funds aligned with the New NISA, as well as funds pursuing both “growth” and “distribution,” such as high-dividend strategies.

All such products adhere to our Group’s philosophy of “Customer-Centric Management,” maintaining high quality and competitive cost levels compared to similar funds. Additionally, under our “Product Governance Policy” established in June 2023, we reduced fund costs and restructured product lineups from investors’ perspectives. Throughout the fiscal year, we actively implemented initiatives consistent with our Customer-Centric Management.

2. Financing Activities

Not applicable

3. Major Corporate Reorganizations

Not applicable

4. Major Capital Investments

Not applicable

5. Assets and Profit/Loss Status for the Past Three Fiscal Years

(Unit: thousand yen)

Item	FY2022 (25th)	FY2023 (26th)	FY2024 (27th)	FY2025 (28th)
Net Sales	1,935,025	1,716,052	800,135	1,554,091
Net Income	2,783,217	5,505,830	299,021	996,784
Net Income per Share	¥31.04	¥61.40	¥3.34	¥11.12
Total Assets	10,337,482	18,832,148	16,719,590	15,448,099
Net Assets	10,062,543	12,734,079	10,802,789	9,306,188
Net Assets per Share	¥112.21	¥142.00	¥120.47	¥103.78

6. Issues to Be Addressed

The SBI Global Asset Management Group primarily engages in the management of publicly offered investment trusts for individual investors and privately placed investment trusts for institutional investors, including regional financial institutions.

During the fiscal year, our Group launched its first ETF (Exchange-Traded Fund) and established multiple new public investment trusts, focusing on providing effective and beneficial investment options for retail investors.

Recognizing that each investor’s optimal portfolio differs, our Group seeks to create an environment where individuals can construct appropriate portfolios freely, at low cost, and with ease. We therefore intend to further expand our lineup of high-quality, low-cost funds, contributing to personal asset formation and the overall advancement of Japan’s investment environment.

As of the end of the fiscal year, our Group’s assets under management reached 6,213.5 billion yen, a substantial increase from 1,730.1 billion yen as of March 2020. To sustain and accelerate this growth, we are strengthening our organizational structure, enhancing internal control and compliance frameworks, and building efficient operational systems to support continued expansion.

7. Principal Business Activity

Holding company

8. Major Office

Name	Location
Head Office	1-6-1 Roppongi, Minato-ku, Tokyo

9. Employees

Item	Number	Change from Previous Year
Employees (excluding directors, temporary agency workers, part-time employees, and contract workers)	8	+1

10. Status of Major Parent and Subsidiary Companies

Name	Address	Capital (million yen) (Note 1)	Main Business	Percentage of Voting Rights Owned (%)	Relationship Details
Parent Company

SBI Asset Management Group Co., Ltd.	Roppongi,Minato-ku, Tokyo	100	Management and supervision of asset management services	52.7% (Owned)	Parent company and largest shareholder A wholly owned subsidiary of SBI Holdings, Inc. 2 directors in common

SBI Holdings, Inc. (Note 2)	Roppongi,Minato-ku, Tokyo	181,924	Financial services, asset management, investment, digital assets, biotechnology, etc.	52.7% (Indirect Owned)	(Indirect) Parent company, service sales, real estate subleasing, advance payment of miscellaneous expenses 2 directors in common

Consolidated Subsidiaries

Wealth Advisor Co., Ltd. (Note 3)	Roppongi,Minato-ku, Tokyo	30	Financial services	100.0	Employees on secondment Fund Transactions 2 directors in common

SBI Asset Management Co., Ltd. (Note 3)	Roppongi,Minato-ku, Tokyo	400	Asset management	97.9	Service delegation, employee secondment Fund Transactions 2 directors in common

SBI Alternative Investment Management Co., Ltd.	Roppongi,Minato-ku, Tokyo	25	Asset management	100.0	2 directors in common

Name	Address	Capital (million yen) (Note 1)	Main Business	Percentage of Voting Rights Owned (%)	Relationship Details
Carret Holdings, Inc. (Note 1)	New York City, New York, U.S.A.	USD 2,328k	Asset management	100.0	1 director in common

Carret Asset Management LLC (Note 1)	New York City, New York, U.S.A.	USD 9,073k	Asset management	100.0	—

Non-Consolidated Subsidiary

SBI Alternative Fund G.K.	Roppongi,Minato-ku, Tokyo	5	Asset management	100.0	—

Notes: 1.	Capital as of March 31, 2025.

2.	SBI Holdings, Inc. is a company submitting securities reports.

3.	Certain subsidiaries are classified as specified subsidiaries.

II.	Matters Concerning Shares

1. Total Authorized Shares:   315,600,000 shares

2. Total Issued Shares:       89,673,600 shares

3. Shareholder Distribution

(as of March 31, 2025)

Category	Share Status (Number of Shares per Unit: 100 shares)								Fractions of a Unit Share Status (Shares)
	Government and Local Public Bodies	Financial Institutions	Financial Instruments Traders	Other Corporations	Foreign Corporations, etc.		Individual Other	Total
					Non-Individuals	Individual
Number of Shareholders (persons)	—	10	22	205	54	157	79,289	79,737	—
Number of Shares Held (Units)	—	52,610	3,381	473,562	97,249	417	268,154	895,373	136,300
Percentage of Shares Owned (%)	—	5.88	0.38	52.89	10.86	0.05	29.95	100.00	—

4. Major Shareholders

(as of March 31, 2025)

Name	Address	Number of Shares Owned (Shares)	Percentage of Total Shares Issued (excluding treasury shares) Held (%)
SBI Asset Management Group Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo	47,185,200	52.6
Morningstar, Inc. (Standing Proxy: Daiwa Securities Co. Ltd.)	22 West Washington Street, Chicago, IL, USA (Address of the Standing Proxy) (1-9-1 Marunouchi, Chiyoda-ku, Tokyo, Japan)	8,796,000	9.8
The Master Trust Bank of Japan, Ltd. (Trust Account)	1-8-1 Akasaka, Minato-ku, Tokyo	3,548,900	4.0
Tomohiro Suzuki	Kanazawa City, Ishikawa Prefecture	1,572,000	1.8
Custody Bank of Japan, Ltd. (Trust Account)	1-8-12 Harumi, Chuo-ku, Tokyo	852,700	1.0
Dai-ichi Life Insurance Co., Ltd.	1-13-1 Yurakucho, Chiyoda-ku, Tokyo	650,000	0.7
Tomoya Asakura	Minato-ku, Tokyo	378,400	0.4
Kei Takahashi	Shibuya-ku, Tokyo	320,900	0.4
JP LLC - CL JPY (Standing Proxy: Citibank, N.A., Tokyo Branch)	Brooklyn, NY, USA (Address of the Standing Proxy) (6-27-30 Shinjuku, Shinjuku-ku, Tokyo, Japan)	267,379	0.3
Yoshitaka Kitao	Chiyoda-ku, Tokyo	183,200	0.2
Total	—	63,754,679	71.1

Note: 1.	The Company holds 125 treasury shares.

2.	Morningstar, Inc., a major shareholder at the previous fiscal year-end, is no longer a majorshareholder as of the current fiscal year-end.

III.	Matters Concerning Company Officers

Directors and Corporate Auditors (as of March 31, 2025)

Position at the Company	Name	Duty	Position at the Company	Name	Duty
Representative Director, Executive Officer and President	Tomoya Asakura	General management	Full-time Corporate Auditor	Atsuo Goto	Full-time Auditor

Director	Yoshitaka Kitao	—	Outside Corporate Auditor	Kazuo Nagano	—

Outside Director	Motonari Otsuru	—	Outside Corporate Auditor	Masanobu Kotake	—

Outside Director	Billy Wade Wilder	—

Outside Director	Kotaro Yamazawa	—

Outside Director	Akihiro Horie	—

Notes: 1.	The Company appointed Mr. Toshiyuki Kamiyama as a Substitute Corporate Auditor.

2.

Directors Motonari Otsuru, Billy Wade Wilder, Kotaro Yamazawa and Akihiro Horie are Outside Directors. Messrs. Kazuro Nagano and Masanobu Kotake, who are Corporate Auditors, are Outside Corporate Auditors.

3.

The Company has designated Directors Motonari Otsuru, Billy Wade Wilder, Kotaro Yamazawa, and Akihiro Horie, and Corporate Auditors Kazuro Nagano and Masanobu Kotake as Independent Officer as provided for in the regulations of the Tokyo Stock Exchange and notified the Exchange to that effect.

4.	There were no changes in Directors and Corporate Auditors during the period under review.

5.

The Company has concluded Liability Insurance Contracts for Directors and Other Officers as provided for in Article 430-3, Paragraph 1 of the Companies Act with an insurance company. All of the Company’s Directors and Corporate Auditors are insured under the contracts. Any claims for damages or other losses made against any of the insured will be covered by the insurance contracts.

Remuneration of Directors and Auditors

(1) Policies to determine the details of remuneration and other amounts paid to directors and other officers and other relevant information

The details of the policy to determine the details of the remuneration and other amounts applicable to individual Directors are as follows:

The remuneration for Directors consists of base remuneration, which is fixed remuneration, and bonuses based on the Company’s performance and other factors. The Board of Directors shall determine the amount of the remuneration to be paid to each Director within the limit of the total amount of the remuneration approved at the Annual Meeting of Shareholders upon taking into account the details of the duties, responsibilities, authority, level of contribution and other relevant factors concerning each Director.

The base remuneration for Directors shall be monthly monetary remuneration. The amount of the remuneration to be paid shall be determined for each Director upon taking into consideration the maximum amount of employee salaries, the amount that was actually paid in the past to Directors of the same rank, the Company’s performance forecast, the standard amount of remuneration for Directors prevailing in society, the level of contribution made by the relevant Director to the Company’s performance and other factors, circumstances surrounding the appointment of the Director, the amount of the remuneration for the previous year and other relevant factors. The Representative Director shall determine individual amounts of remuneration and other amounts payable to individual Directors if the Board of Directors passes a resolution on the annual total amount of the base remuneration for the Directors as a whole and leaves the individual amounts to the Representative Director’s discretion.

If bonuses are paid to Directors, the Board of Directors shall determine the amount to be paid to each Director after comprehensively considering the level of contribution made by the relevant Director based on his/her responsibilities, how he/she performs his/her duties and other facts as well as the management environment and other relevant factors of the Company. The Representative Director shall determine individual amounts of bonuses payable to individual Directors if the Board of Directors passes a resolution on the total amount of the bonuses for the Directors as a whole and leaves the individual amounts to the Representative Director’s discretion. Currently, the Company has no intention to pay any non-monetary remuneration and has no policy therefor.

The Board of Directors is of the opinion that the manner in which the details of the remuneration and other amounts payable to individual Directors are determined and the details of the remuneration and other amounts so determined are in line with the relevant determination policy.

(2) Total amount of remuneration, etc., for the fiscal year under review

Category	Total amount of remuneration, etc., for the fiscal year under review		Amounts paid to outside officers out of the total amount
	Number of officers to be paid	Amount to be paid (thousand yen)	Number of officers to be paid	Amount to be paid (thousand yen)
Director	5	43,950	4	25,200
Corporate Auditor	2	12,500	1	4,000
Total	7	56,450	5	29,200

Note: 1.

All of the above remuneration, etc., for Directors is base remuneration. For the fiscal year under review, remuneration, etc., were supposed to be paid only to a few Directors and the amounts thereof were supposed to be determined based on the amount of their remuneration for the previous year. Therefore, the Board of Directors passed a resolution on the annual total amount of the base remuneration for the Directors as a whole for the fiscal year under review and left the individual amounts of remuneration, etc., payable to individual Directors to the discretion of Mr. Tomoya Asakura, Representative Director and President. Then, Mr. Asakura determined those individual amounts.

2.

The number of Directors and Corporate Auditors receiving remuneration and the paid amount exclude one (1) Director and one (1) Corporate Auditor who were in office during the fiscal year under review and received no remuneration.

3.

Pursuant to the resolution passed at the Annual Meeting of Shareholders for the 4th Fiscal Year held March 21, 2000, the annual amount of Directors remuneration must not exceed 500 million yen and that of Corporate Auditors’ remuneration must not exceed 100 million yen.

4.

If the resolution is passed at the relevant Annual Meeting of Shareholders, the number of Directors to receive the remuneration under paragraph 3 above will be five (5) (of which, four (4) will be Outside Directors) and the number of Corporate Auditors to receive the remuneration under paragraph 3 above will be two (2) (of which, one (1) will be a Corporate Auditor)..

Significant concurrent positions

Name	Company name	Title
Tomoya Asakura	SBI Holdings, Inc.	Director and Senior Executive Vice President
	SBI Asset Management Group, Inc.	Representative Director and President
	SBI Asset Management Co., Ltd.	Representative Director , Chairman and CEO
	Wealth Advisor Co., Ltd.	Representative Director and President
	Carret Holdings, Inc.	Director
	SBI Alternative Investment Management Co., Ltd.	Director
	SBI Digital Asset Holdings Co., Ltd.	Representative Director and Chairman
	SBI Regional Business Succession Investment Co., Ltd.	Director
	SBI Insurance Group Co., Ltd.	Director
	SBI NEO FINANCIAL SERVICES Co., Ltd.	Director
	SBI Crypto Asset Holdings Co., Ltd.	Director
	SBI Okasan Asset Management Co., Ltd.	Director
	SBI Alternative Asset Management Co., Ltd.	Director
	SBI RHEOS HIFUMI, Inc.	Director
	SBI-Man Asset Management Co., Inc.	Director

Yoshitaka Kitao	SBI Holdings, Inc.	Representative Director, Chairman, President & CEO
	SBI Asset Management Group, Inc.	Representative Director and Chairman
	SBI SECURITIES Co., Ltd.	Representative Director and Chairman
	SBI Investment Co., Ltd.	Representative Director, Executive Officer, Chairman and President
	SBI Hong Kong Holdings Co., Limited	Representative Director
	SBI Wellness Bank Co., Ltd.	Representative Director and Chairman
	SBI Pharmaceuticals Co., Ltd.	Representative Director, Executive Officer & President
	SBI Crypto Co., Ltd.	Representative Director and Chairman
	SBI Regional Business Succession Investment Co., Ltd.	Representative Director and Chairman
	Regional Revitalization Partners Co., Ltd.	Representative Director and President
	SBI Financial and Economic Research Institute Co., Ltd.	Representative Director and President
	SBI PTS Holdings Co., Ltd.	Representative Director and Chairman
	Osaka Digital Exchange Co., Ltd.	Representative Director and Chairman
	SBI Capital Management Co., Ltd.	Representative Director and President
	SBI PE Holdings Co., Ltd.	Representative Director
	SBI ALA Pharma Co., Ltd.	Representative Director
	SBI Liquidity Market Co., Ltd.	Representative Director and Chairman
	SBI FINANCIAL SERVICES Co., Ltd.	Representative Director and Chairman

Name	Company Name	Title
Motonari Otsuru	SAN SOGO LAW OFFICE	Special counsel
	AURORA Servicing Co., Ltd.	Outside Director
	SBI Insurance Group Co., Ltd.	Outside Corporate Auditor
	Nippon Professional Baseball Organization	Chairman of the Investigation Committee

Billy Wade Wilder	MATT.ER K.K	Senior Consultant & Chief Investment Officer

Kotaro Yamasawa	AEON Financial Service Co., Ltd.	Outside Director
	WingArc1st Inc.	Outside Director
	HiJoJo Partners Inc.	Outside Director

Akihiro Horie	Global Partners Consulting, Inc.	Director

Atsuo Goto	SBI Asset Management Co., Ltd.	Corporate Auditor
	Wealth Advisor Co., Ltd.	Corporate Auditor
	SBI Alternative Investment Management Co., Ltd.	Corporate Auditor

Kazuo Nagano	Sanyu Appraisal Corporation	Outside Corporate Auditor
	Moriyama Milk Industry Co., Ltd.	Special Adviser

Masanobu Kotake	SBI Investment Co., Ltd.	Corporate Auditor
	SBI NEO FINANCIAL SERVICES Co., Ltd.	Corporate Auditor
	SBI Capital Management Co., Ltd.	Corporate Auditor

Matters Related to Outside Officers

(1) Significant concurrent positions as Executives or outside officer, etc., of another corporation, etc., and relationship with such corporation, etc.

Name of Outside Officers	Significant concurrent positions as Executives or outside officer, etc., of another corporation, etc.
Director Motonari Otsuru	SAN SOGO LAW OFFICE	Special counsel
	AURORA Servicing Co., Ltd.	Outside Director
	SBI Insurance Group Co., Ltd.	Outside Corporate Auditor

Director Billy Wade Wilder	MATT.ER K.K	Senior Consultant & Chief Investment Officer

Director Kotaro Yamazawa	AEON Financial Service Co., Ltd.	Outside Director
	WingArc1st Inc.	Outside Director
	HiJoJo Partners Inc.	Outside Director

Corporate Auditor Kazuo Nagano	Sanyu Appraisal Corporation	Outside Corporate Auditor
	Moriyama Milk Industry Co., Ltd.	Special Adviser

Corporate Auditor Masanobu Kotake	SBI Investment Co., Ltd.	Corporate Auditor
	SBI NEO FINANCIAL SERVICES Co., Ltd.	Corporate Auditor
	SBI Capital Management Co., Ltd.	Corporate Auditor

Note SBI Insurance Group Co., Ltd., SBI Prime Securities Co., Ltd., SBI Investment Co., Ltd., and SBI Neo Financial Services Co., Ltd. are subsidiaries of SBI Holdings, Inc., the Company’s parent company. There is no special relationship between the Company and the above companies where the outside officers hold concurrent positions.

(2) Relative relationship with the executive directors, etc., of the Company or the Company’s major transaction partners and other specified related entities

Not applicable.

(3) Amount of remuneration, etc., received by outside officers from the Company’s parent company or subsidiaries of the Company’s parent company (excluding the Company)

The total amount of remuneration, etc., was 11,600 thousand yen, received by Outside Directors and outside Corporate Auditors as officers during the current fiscal year from the Company’s parent company or subsidiaries of the parent company (excluding the Company) for which they concurrently serve as officers.

Principal activities during the period under review

1)	Attendance and comments made at the Board of Directors and Board of Corporate Auditors, etc.

Status of Activities
Outside Director Motonari Otsuru	He attended all 12 meetings of the Board of Directors held during the period under review and participated in the resolutions of the Board of Directors as an Outside Director. He also made comments on agenda items, mainly from a legal perspective, and other comments as necessary.

Outside Director Billy Wade Wilder	He attended all 12 meetings of the Board of Directors held during the period under review and participated in the resolutions of the Board of Directors as an Outside Director. He also made comments on agenda items, mainly from an asset management perspective, and other comments as necessary.

Outside Director Kotaro Yamazawa	He attended all 12 meetings of the Board of Directors held during the period under review and participated in the resolutions of the Board of Directors as an Outside Director. He also made comments on agenda items, mainly from an asset management perspective, and other comments as necessary.

Outside Director Akihiro Horie	He attended all 12 meetings of the Board of Directors held during the period under review and participated in the resolutions of the Board of Directors as an Outside Director. He also made comments on agenda items, mainly from the perspective of accounting and administrative operations, and other comments as necessary.

Outside Corporate Auditor Kazuo Nagano	He attended 11 of the 12 Board of Directors meetings held during the period under review and made comments to ensure adequacy and appropriateness of the decision-making of the Board of Directors. He also attended all 12 meetings of the Board of Corporate Auditors held during the period under review and made the necessary comments as appropriate.

Outside Corporate Auditor Masanobu Kotake	He attended all 12 meetings of the Board of Directors held during the period under review and made comments to ensure adequacy and appropriateness of the decision-making of the Board of Directors. He also attended all 12 meetings of the Board of Corporate Auditors held during the period under review and made the necessary comments as appropriate.

2)	Business Policies, etc., modified by the opinions of outside officer

Not applicable.

3)	Summary of the Company’s response to misconduct

Not applicable.

(5)	Outline of Liability Limitation Agreement

Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company and each outside officer have executed an agreement to limit their liability for damages as provided for in Article 423, Paragraph 1 of the same Act. The maximum amount of liability for damages under the said agreement is one million yen or the minimum liability amount stipulated by laws and regulations, whichever is higher.

IV.	Matters Related to Stock Acquisition Rights, etc.

Not applicable.

V.	Status of Accounting Auditor

(1)	Name: Deloitte Touche Tohmatsu LLC

(2)	Amount of Fees, etc.

Amount to be Paid
Fee for services as accounting auditor for the current fiscal year (Note 1).	32,000 thousand yen
Total amount of monetary and other property benefits payable by the Company and its subsidiaries to the accounting auditor	45,000 thousand yen

Note 1.

The audit contract between the Company and the accounting auditor does not clearly distinguish between the audit fees for audits based on the Companies Act and those based on the Financial Instruments and Exchange Act, and it is not possible to distinguish them in practice. Therefore, the total amount of these fees is stated as the amount of remuneration, etc. to be paid to the accounting auditor for the current fiscal year. All fees relate to audit services commissioned to Deloitte Touche Tohmatsu LLC.

2.	Among the Company’s subsidiaries, SBI Asset Management Co., Ltd. is audited by Deloitte Touche Tohmatsu LLC. Carret Holdings Inc. and Carret Asset Management LLC are audited by CohnReznick LLP.

3.

Reasons for the Board of Auditors’ Approval of the Auditor’s Fees The Board of Auditors, based on the “Practical Guidelines on Cooperation with Accounting Auditors” published by the Japan Audit & Supervisory Board Members Association, reviewed the content of the accounting auditor’s audit plan, the performance of duties in past fiscal years, and the basis for calculating the fee estimate. As a result, the Board of Auditors approved the remuneration regarding the accounting auditor’s fees, etc., pursuant to Article 399, Paragraph 1 of the Companies Act.

(3)	Policy for Deciding on the Dismissal or Non-Reappointment of the Accounting Auditor

The Board of Auditors shall decide on a proposal for the dismissal or non-reappointment of the accounting auditor when it deems it necessary, such as when there is an impediment to the performance of the accounting auditor’s duties. Based on this decision, the Board of Directors shall make the dismissal or non-reappointment of the accounting auditor an agenda item for the General Meeting of Shareholders.

The Board of Auditors shall dismiss the accounting auditor based on the consent of all auditors if the accounting auditor falls under any of the items specified in Article 340, Paragraph 1 of the Companies Act and dismissal is deemed appropriate. In such a case, the auditor selected by the Board of Auditors shall report the dismissal of the accounting auditor and the reasons for dismissal at the first shareholders’ meeting convened after the dismissal.

VI.	System for Ensuring Proper Business Operations and Status of Its Operation

1.	Matters Concerning the Establishment of Systems to Ensure Proper Business Operations
(Basic	Policy on Internal Control Systems)

The Company recognizes that, in order to maintain transparency and soundness in corporate management and to efficiently execute various measures through prompt management decisions, it is important to establish a basic policy on the internal control system, build a system to ensure the proper execution of business, and conduct business operations accordingly.

The content of the basic policy on the internal control system established by the Company’s Board of Directors is as follows:

(1)	Framework to Ensure Compliance of Directors’ and Employees’ Duties with Laws and Regulations and the Articles of Incorporation

(i)

The Representative Director shall ensure that all officers and employees fully understand that compliance with laws and regulations and ethical conduct are prerequisites for realizing the Company’s management philosophy and vision.

(ii)

The Company shall promote communication among directors and supervise the Representative Director’s execution of duties through the Board of Directors and the regular executive meeting (composed of the Company’s full-time directors, full-time auditors, representative directors of subsidiaries, and outside directors/outside auditors; hereinafter referred to as the “Regular Meeting”), held in principle once a month, thereby preventing violations of laws, regulations, and the Articles of Incorporation.

(iii)	The Company shall appoint a compliance officer by resolution of the Board of Directors and shall have the Officer strive to identify compliance-related issues and problems within the Company.

Furthermore, the Company shall establish an Internal Audit Department, an organization independent from both the business management and administrative departments, by resolution of the Board of Directors. This department shall comprehensively and objectively evaluate the adequacy of the internal management system, which consists of compliance with laws and regulations, appropriateness of business operations, and proper operation of internal controls. It shall also make recommendations for improvement and conduct follow-up regarding issues identified through audits.

Audits shall be conducted with the assistance of employees and, as necessary, external experts.

The department shall prepare an Internal Audit Results Report in the month specified in the Internal Audit Plan and submit it to the Representative Director as necessary. After submitting the Internal Audit Results Report to the Representative Director, the department shall promptly explain its contents to the auditors.

The contents of the internal audit results report shall be reported by the Representative Director to the Board of Directors during the month specified in the internal audit plan, and as necessary.

(iv)

The Company shall establish an information system enabling directors and employees to directly report to designated reporting points specified in the internal reporting regulations, such as the Internal Audit Office and full-time auditors, when they discover violations of laws, regulations, or the Articles of Incorporation, or other significant compliance-related matters within the Company.

(2)	System for the Preservation and Management of Information Related to the Execution of Directors’ Duties

(i)

The Company shall establish document management regulations by resolution of the Board of Directors and shall preserve and manage information related to the execution of duties by directors by recording it in documents or electromagnetic records (hereinafter referred to as “documents, etc.”).

(ii)	Documents, etc. shall be accessible for viewing by directors or auditors at all times.

(3)	Regulations and Other Systems Concerning Risk Management

(i)

To identify, appropriately assess, and manage risks that could impede the Company’s business execution and the achievement of its management philosophy and vision, the Company shall appoint an officer in charge of risk management as the responsible person for risk management in accordance with the risk management regulations established by the Board of Directors. The heads of the departments overseeing administrative functions and the systems department shall assist this officer.

(ii)

In the event of a manifest management crisis, the Company shall establish a countermeasures headquarters led by the Risk Management Officer in accordance with the Risk Management Regulations. The Company shall establish a system to ensure that information concerning the management crisis is shared in a timely and appropriate manner with the necessary officers and employees, including the Risk Management Officer, the department head overseeing the administrative department, and the department head overseeing the systems department, and shall address the management crisis accordingly.

(4)	System to Ensure Efficient Execution of Directors’ Duties

(i)	The Company shall define the division of duties by resolution of the Board of Directors and clarify the allocation of responsibilities among directors.

(ii)	The Company shall establish an information system enabling appropriate and prompt decision-making.

(iii)

The Company shall ensure that issues arising in each department are resolved in a timely and appropriate manner at meetings of the Board of Directors and regular meetings. Furthermore, the know-how gained from resolving these issues shall be thoroughly communicated to all directors. This shall serve to enhance the efficiency of executing their respective duties and improve overall operational efficiency across the entire company.

(5)	System to Ensure Proper Operations within the Corporate Group Comprising the Company and Its Subsidiaries

(i)

To ensure the proper conduct of business within the corporate group consisting of the Company and its subsidiaries (hereinafter referred to as the “SBI Global Asset Management Group”), the Company shall, in accordance with the Affiliated Company Management Regulations established by the Board of Directors, respect the autonomy of each company’s management while enabling the Board of Directors of companies belonging to the SBI Global Asset Management Group, employees, and other persons involved in the operations of the corporate group (hereinafter referred to as “SBI Global Asset Management Group Officers and Employees”) regarding matters pertaining to the execution of their duties, and may conduct investigations within a necessary and reasonable scope.

(ii)

The Company shall establish an internal reporting system enabling SBI Global Asset Management Group Officers and Employees to directly report violations of laws, regulations, or the Articles of Incorporation, as well as other important compliance-related matters, to the Company’s Internal Audit Office, full-time auditors, or other reporting destinations specified in the internal reporting regulations. Furthermore, the Company shall not dismiss or otherwise disadvantage any reporter who utilizes the internal reporting system.

(iii)

To ensure that the execution of duties by officers and employees of the SBI Global Asset Management Group complies with laws, regulations, and the Articles of Incorporation, the Company shall establish a compliance officer. In accordance with compliance regulations established by the Board of Directors, this compliance officer shall collaborate with compliance officers of companies belonging to the SBI Global Asset Management Group to establish meetings for identifying and addressing compliance issues and exchanging information. When requested by a company belonging to the SBI Global Asset Management Group, the Company shall promptly convene such a meeting.

(iv)

The Company shall conduct audits of companies belonging to the SBI Global Asset Management Group through its Internal Audit Department. This is to comprehensively and objectively evaluate the adequacy of their internal management systems, which encompass legal compliance, operational appropriateness, and the proper functioning of internal controls, in accordance with the Internal Audit Regulations established by the Board of Directors. It is also to make recommendations for improvement and conduct follow-up regarding issues identified through the audit.

The audit results shall be documented in an Internal Audit Results Report and reported as stipulated in (1)(3).

(v)

If a director discovers any violation of laws, regulations, or the Articles of Incorporation, or any other material compliance-related fact in the performance of duties by officers or employees of the SBI Global Asset Management Group, they shall report it to the Company’s auditors. Upon receiving such a report, the auditor shall notify the auditors of the company where the material fact was discovered.

(vi)

To manage the risk of loss within the SBI Global Asset Management Group, the Company shall receive reports on the status of the risk of loss at companies belonging to the SBI Global Asset Management Group, regularly and in a timely manner, through the risk management officers or other relevant personnel of such companies, in accordance with the Affiliated Company Management Regulations and Risk Management Regulations established by the Board of Directors. Furthermore, as necessary, the Company’s risk management officer and risk management department shall consult with the relevant risk management personnel to prepare for the occurrence of losses.

(vii)

To ensure the efficient execution of duties by officers and employees of the SBI Global Asset Management Group, the Company shall instruct companies belonging to the SBI Global Asset Management Group to establish a division of duties by resolution of the board of directors and clarify the allocation of duties among directors. Furthermore, the Company shall provide information systems enabling appropriate and prompt decision-making as necessary.

(viii)

Transactions with the parent company, subsidiaries of the parent company, and subsidiaries shall be conducted under the same basic conditions and at fair market prices as with other counterparties to ensure proper transactions.

(6)

Matters concerning the system for employees requested by auditors to assist them in their duties, the independence of such employees from directors, and ensuring the effectiveness of instructions from auditors to such employees

When requested by an auditor, the Company shall appoint an employee designated by the Internal Audit Department as possessing expertise capable of assisting the auditor’s duties. This employee shall be appointed for a period determined in consultation with the auditor and shall serve as an employee assisting the auditor’s duties, independent from the directors’ chain of command. Regarding personnel transfers and performance evaluations for such employees, the Company shall consult with the auditor in advance and respect their opinions.

(7)	System for Directors and Employees to Report to Auditors and Other Systems Concerning Reporting to Auditors

(i)

Directors and employees shall report to the auditors in a timely and accurate manner when they become aware of the following matters concerning the SBI Global Asset Management Group. Furthermore, when requested by the auditors to explain the following matters concerning the SBI Global Asset Management Group, directors and employees shall promptly provide detailed explanations and shall not refuse to do so without reasonable cause.

1)	Matters that may cause significant damage to the company

2)	Important matters concerning management

3)	Matters related to internal audits

4)	Material violations of laws, regulations, or the Articles of Incorporation

5)	Other matters deemed important by directors and employees

(ii)

The status and content of internal reports from SBI Global Asset Management Group officers and employees shall be reported to the Company’s auditors. Furthermore, no adverse treatment, including dismissal, shall be imposed on SBI Global Asset Management Group officers and employees or auditors of subsidiaries who have reported matters related to the execution of duties by SBI Global Asset Management Group officers and employees to the auditors.

(8)	Other Systems to Ensure Effective Auditing by Auditors

(i)

Upon request by the auditors, the Company shall arrange for directors and employees to meet regularly with the auditors to strive for information sharing regarding management issues and problems within the SBI Global Asset Management Group. Furthermore, the Company shall facilitate information sharing between the auditors and the internal audit department and the accounting auditor.

(ii)

The Company shall endeavor to establish a system whereby auditors hold regular meetings with auditors of significant subsidiaries and collaborate with each other to ensure the effectiveness of audits within the SBI Global Asset Management Group.

(iii)

Ordinary expenses incurred in the execution of duties by auditors shall be included in the Company’s budget in advance based on the audit plan of the Board of Auditors. Furthermore, the Company shall handle advance payments, reimbursements, and obligations for expenses incurred in the execution of duties by auditors, including emergency or extraordinary audit expenses, based on requests from the auditors.

(9)	System to Ensure Reliability of Financial Reporting

The Company shall establish an effective and appropriate operational framework for the internal control reporting system related to financial reporting, based on applicable laws, regulations, and other relevant rules, to ensure the reliability of financial reporting. The Company shall continuously maintain, operate, and evaluate this framework, and promptly implement measures when improvements or other actions are necessary.

(10)	System for Exclusion of Antisocial Forces

The SBI Global Asset Management Group declares in its Code of Conduct that it will resolutely confront anti-social forces. The Company has established a dedicated department to address the exclusion of anti-social forces and promotes the development of internal systems to strengthen cooperation, including information exchange with external specialized agencies such as the police, the Violence Eradication Promotion Center, and lawyers. Furthermore, our Group shall enhance awareness among its officers and employees regarding the need to sever ties with antisocial forces through training sessions and other measures. It shall also distribute manuals stating that responses shall follow the “Guidelines for Companies to Prevent Damage Caused by Antisocial Forces,” post them on the intranet, and ensure thorough dissemination and understanding.

2.	Operation Status of the Framework for Ensuring Proper Business Practices

The following is an overview of the operational status of the framework for ensuring proper business practices.

(1)	System to Ensure Directors and Employees Execute Their Duties in Compliance with Laws and the Articles of Incorporation

(i)	Compliance Initiatives

The Company has established a Compliance Code of Conduct as an ethical guideline through the Board of Directors, clearly defining the Company’s fundamental stance on compliance. Furthermore, the Company has established Compliance Regulations to define the Company’s basic principles regarding compliance (legal compliance) in order to enhance trust from customers, shareholders, and society, and to ensure sound management. Additionally, the Company has developed a Compliance Manual to clearly specify the concrete actions required of officers and employees for legal compliance.

The “Compliance Code of Conduct,” “Compliance Regulations,” and “Compliance Manual” are posted on the company intranet and shared company-wide servers, ensuring they are always accessible to all officers and employees and promoting thorough awareness among them.

Furthermore, all officers and employees sign and submit a pledge stating their understanding of the contents of the Compliance Code of Conduct and Compliance Regulations and their commitment to adhering to corporate ethics.

The compliance officer conducts a compliance self-assessment twice a year, compiles the compliance status into a compliance self-assessment list, and submits it to the Representative Director and the full-time auditor. The compliance officer formulates and implements a compliance program aimed at enhancing compliance awareness among officers and employees.

As part of the compliance program, compliance-related education and training is provided to all officers and employees.

(ii)	Initiatives to Ensure the Appropriateness and Efficiency of Directors’ Duties

To maintain transparency and soundness in corporate management, we have introduced an executive officer system to clarify management and executive responsibilities, enhance overall management efficiency, and expedite business execution. Furthermore, we have strengthened our audit functions to enhance oversight of management and execution.

As the Company’s decision-making body, the Board of Directors determines matters stipulated by laws and regulations and the Articles of Incorporation, as well as important matters concerning company management. Outside Directors and Outside Auditors attend meetings of the Board of Directors, fulfilling a monitoring function over management. During the current fiscal year, the Board of Directors convened 12 times.

Regarding business execution, a monthly executive meeting is held, consisting of full-time directors and executive officers of the Company and its subsidiaries. This meeting discusses important matters related to business execution, facilitates communication among directors and executive officers, and provides mutual oversight of business execution. Matters discussed at the regular meeting of full-time officers are resolved by the Board of Directors if they are important matters. Other matters are approved through the approval process in accordance with the approval regulations, after which the Representative Director and President directly executes the business operations or instructs an executive officer to do so.

Outside directors and outside auditors attend the regular meetings of full-time officers, performing a monitoring function over business execution.

The Company has established an Internal Audit Office, an organization independent from all departments including Sales, Production, and Administration, by resolution of the Board of Directors, to conduct internal audits. The Internal Audit Office comprehensively and objectively evaluates the adequacy of the internal management system, including compliance with laws and regulations, appropriateness of operations, and proper functioning of internal controls. It compiles the results and proposals for improvement into an Internal Audit Report and reports them to the Representative Director and President. The Representative Director and President issues improvement instructions to the sales, production, administrative, and other departments as necessary regarding issues identified through audits. The Internal Audit Office follows up on the improvement activities of each department.

(2)	Initiatives Concerning the Preservation and Management of Information Related to the Execution of Directors’ Duties

Minutes and meeting materials from the Board of Directors and regular meetings of full-time officers are appropriately preserved and managed in accordance with the Board of Directors Rules, the Rules for Regular Meetings of Full-Time Officers, and the Document Preservation and Management Rules.

Approval by directors through the approval process is conducted using an approval system established based on the Approval Process Regulations. This system ensures efficient execution of directors’ duties by enabling approvals in accordance with the Authority Regulations. The system stores and manages approval documents related to the execution of directors’ duties.

Furthermore, for transactions such as sales and purchases, we have established operational systems based on the Sales Management Regulations, Accounts Receivable Management Regulations, Purchasing Management Regulations, and Approval Procedures. Directors use this system to approve and process transactions like sales and purchases in accordance with the Authority Regulations, ensuring the efficient execution of their duties. This system stores and manages records of sales and purchasing transactions, accounts receivable, accounts payable, and other related items.

(3)	Regulations and Other Systems Concerning Risk Management

The Board of Directors has established Risk Management Regulations and Group Risk Management Regulations. To clarify the response framework when issues significantly impacting not only the Company but also our Group arise or become possible, we have established Detailed Rules for Risk Management Implementation, defining management methods and response procedures by risk type.

The Risk Officer conducts risk assessments twice a year for the Company and its subsidiaries, collecting and analyzing risk information by risk category related to the external environment, business processes, and internal environment. These risk assessments identify and evaluate risks as stipulated in the Detailed Rules for Risk Management Implementation. The results are compiled into a risk report, submitted to the Representative Director and President, and the full-time auditor, and countermeasures are considered as necessary.

(4)	System to Ensure Proper Operations within the Corporate Group Comprising the Company and Its Subsidiaries

The Representative Director and President of the Company concurrently serves as a director of subsidiaries.

The Representative Director and President attends the boards of directors of subsidiaries, consults with subsidiary directors on important management matters, and participates in their decisions.

As the management company of the corporate group consisting of the Company and its subsidiaries (hereinafter referred to as the “SBI Global Asset Management Group”), the Company has established the Affiliated Company Management Regulations to provide guidance and supervision regarding internal controls, such as risk management and compliance, tailored to the circumstances and business types of each company, to ensure financial soundness and the appropriateness of operations. The Company has also entered into management agreements with its subsidiaries stipulating these matters.

Based on the Affiliated Company Management Regulations and management agreements with subsidiaries, the Company receives reports from subsidiaries on monthly financial results, financial status, compliance status and progress of compliance programs, risk status, and intercompany transactions.

The Company’s Internal Audit Office conducts internal audits of subsidiaries or receives reports on the results of internal audits conducted by the subsidiaries themselves.

The Company operates the internal whistleblowing system for the entire SBI Global Asset Management Group on behalf of our Group.

(5)	System to Ensure Effective Audits by Auditors

The Board of Auditors consists of three auditors. Each auditor attends meetings of the Board of Directors and performs a monitoring function to ensure the appropriateness and soundness of decision-making. During the current fiscal year, the Board of Auditors convened 12 times.

Furthermore, each auditor attends the monthly regular meeting of full-time officers, held once a month and as necessary, where full-time directors and executive officers of the Company and its subsidiaries discuss important matters related to business execution and facilitate communication among directors and executive officers. This attendance enables the auditors to perform their monitoring function over business execution. The procedures for the auditors’ audits are outlined in the Auditing Standards for Auditors and the Implementation Standards for Audits Related to Internal Control Systems. More detailed procedures are reviewed and drafted by the full-time auditors and determined upon approval by the Board of Auditors. In addition to the daily audit procedures conducted by the full-time auditors, the Board of Auditors conducts verification procedures for supporting documents and books once per quarter, involving all three auditors, including the outside auditors.

The Board of Auditors receives quarterly and monthly reports. During quarterly closing months, these reports are provided by the Representative Director and President. During other months, reports are provided by the Executive Officer and CFO, who is responsible for the administrative departments (Accounting, Compliance, and Internal Control), and the Head of the Administrative Division. These reports cover management policies, profit and loss status, compliance, and the status of internal controls, among other matters. The Board of Auditors poses questions as necessary.

Furthermore, the Management Division promptly provides supporting documents, records, and explanations upon request by the auditors.

The Internal Audit Office reports the internal audit findings report to the Board of Auditors immediately after reporting it to the Representative Director and President. The Board of Auditors questions the contents of these reports. Furthermore, the Board of Auditors and the Internal Audit Office mutually report on audit systems, audit plans, audit implementation status, and audit results, exchange opinions, share understanding regarding compliance with laws, the Articles of Incorporation, and internal regulations, and collaborate to enhance their oversight function over management and execution.

The Board of Auditors receives explanations from the accounting auditor regarding the audit system, audit plans, audit implementation status, and audit results at the end of the second quarter and fiscal year. Through status reports and exchanges of opinions, the Board of Auditors and the accounting auditor share mutual understanding of each other’s audit implementation status and results, and cooperate as necessary regarding each other’s audits.

(6)	System for Ensuring the Reliability of Financial Reporting

The Company has established accounting regulations, and fundamental accounting policies are stipulated in these regulations.

For transactions such as sales and purchases, we have clearly defined in an RCM (Risk Control Matrix) table the risks, fraud, and errors that may occur in the critical processes of business operations before recording in accounting books, along with the internal control activities to prevent them. We require business personnel to perform these internal control activities. As part of these internal control activities, personnel collect supporting documents evidencing transactions and obtain necessary approvals based on the Authority Delegation Regulations through the approval system and business systems.

The Internal Audit Office conducts monthly sample verifications to confirm that prescribed internal control activities are being implemented for transactions such as sales and purchases.

For internal information systems, guidelines have been established based on the Information System Management Regulations covering system development management, system operation management, data management, problem management, outsourcing management, network management, hardware management, software management, security management, virus countermeasures, and recovery plan formulation. These guidelines define the control items to be implemented for each area, and the personnel responsible for information processing operations are required to perform the relevant internal control activities. The Internal Audit Office verifies these records annually to confirm compliance with each guideline.

For financial closing, the Management Division (Accounting Department) establishes and verifies the framework for the financial closing and reporting process, individual and consolidated closing processes, and disclosure framework. This involves compiling internal control objectives and key points for achievement into a Financial Closing and Reporting Process Framework Checklist. The Internal Audit Office verifies this Financial Closing and Reporting Process Framework Checklist. For closing procedures, risks by account category and the closing procedures to be implemented in response to those risks are compiled in the Account Category Closing Procedure Manual. An Account Category Closing Procedure Checklist is created based on this manual. The Management Division verifies closing procedures using the Account Category Closing Procedure Checklist, and the Internal Audit Office verifies the records during the full-year closing.

(7)	System for Exclusion of Antisocial Forces

Our company declares in its Basic Policy on Anti-Social Forces that we will resolutely confront anti-social forces.

The Company has established a dedicated department to address the exclusion of antisocial forces.

With the cooperation of the corresponding department at our parent company, SBI Holdings, Inc., we collaborate with external specialized agencies such as the police, the Violence Eradication Promotion Center, and lawyers.

We share a database of information on antisocial forces with SBI Holdings, Inc. When concluding contracts with business partners, we verify that the counterparties are not antisocial forces using this database.

Furthermore, our contracts with business partners include clauses for the exclusion of antisocial forces, in which both parties mutually declare and pledge that they are not antisocial forces and will not utilize antisocial forces.

Basic Policy on Corporate Control

No such policy has been established.

V.	Status of the Audit Firm

•	Name of Audit Firm: Deloitte Touche Tohmatsu LLC

•	Continuous Audit Period: 18 years (Fiscal Year Ending March 2008 to Fiscal Year Ending March 2025)

•	Composition of Support Staff for Audit Services

5 Certified Public Accountants, 3 CPA Examination Passers, 6 Others

   End

∎ Balance Sheet

(Thousand yen)

	As of March 31, 2025		As of March 31, 2025
Assets		Liabilities
Current Assets	1,183,286	Current Liabilities		6,141,911
Cash and deposits	695,022	Accounts payable		138,983
Accounts receivable	442,967	Short-term borrowings		5,850,000
Prepaid expenses	18,242	Accrued corporate taxes, etc.		135,733
Other	27,053	Accrued consumption taxes, etc.		13,884
		Deposits received		3,310
Fixed Assets	14,264,813

Tangible fixed assets	17,257	Total Liabilities		6,141,911

Buildings and structures	17,243	Net Assets
Tools, furniture and fixtures	14	Shareholders’ equity		10,173,877
Intangible fixed assets	5,807	Capital stock		3,363,635
Other	5,807	Capital surplus		3,754,942
Investments and other assets	14,241,747	Capital reserve		3,754,942
Investment securities	6,763,578	Retained earnings		3,055,323
Shares of affiliates	7,055,723	Other Retained earnings		3,055,323
Deferred tax assets	411,315	Retained earnings brought forward		3,055,323
Guarantee deposits	11,129	Treasury shares	Δ	23
		Valuation and translation adjustments	Δ	867,688
		Unrealized gain (loss) on available-for-sale securities	Δ	867,688

		Total Net Assets		9,306,188

Total Assets	15,448,099	Total Liabilities and Net Assets		15,448,099

∎ Statement of Income

(Thousand yen)

Item	Fiscal year ended March 31, 2025
Net Sales		1,554,091
Cost of Sales		—

Gross Profit		1,554,091
Selling, general and administrative expenses		489,526

Operating Income		1,064,565
Non-operating Income		208,972
Interest income		83,713
Dividend income		123,188
Other		2,070
Non-operating Expenses		84,361
Interest expenses		84,358
Other		2

Ordinary Income		1,189,176

Income before income taxes		1,189,176
Income taxes - current		193,159
Income taxes - deferred	Δ	768

Net Income		996,784

∎ Statement of Changes in Shareholders’ Equity (From April 1, 2024 to March 31, 2025)

(Thousand yen)

	Shareholders’ Equity
	Capital	Capital	Surplus	Retained Earnings
				Other Retained Earnings		Total Retained Earnings
		Capital Reserve	Total Capital Surplus	Retained Earnings Brought Forward
Balance as of April 1, 2024	3,363,635	3,754,942	3,754,942		4,008,936		4,008,936
Dividends from Surplus				Δ	1,950,398	Δ	1,950,398
Net Income					996,784		996,784
Acquisition through a demand for purchase of less than one unit of shares
Net changes in items other than shareholders’ equity during the current fiscal year

Total changes during the current fiscal year	—	—	—	Δ	953,613	Δ	953,613

Balance as of March 31, 2025	3,363,635	3,754,942	3,754,942		3,055,323		3,055,323

	Shareholders’ equity				aluation and translation adjustments				Total net assets
	Treasury stock		Share holders’ equity		Total Valuation difference on other securities		Total valuation and translation adjustments
Opening Balance as of April 1, 2024	Δ	20		11,127,493	Δ	324,704	Δ	324,704		10,802,789
Dividends from Retained Earnings			Δ	1,950,398					Δ	1,950,398
Net Income for the Period				996,784						996,784
Acquisition through a demand for purchase of less than one unit of shares	Δ	2	Δ	2					Δ	2
Net changes in items other than shareholders’ equity during the current fiscal year					Δ	542,984	Δ	542,984	Δ	542,984

Total changes during the current fiscal year	Δ	2	Δ	953,616	Δ	542,984	Δ	542,984	Δ	1,496,600

Balance at end of fiscal year ended March 31, 2025	Δ	23		10,173,877	Δ	867,688	Δ	867,688		9,306,188

Note:	This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

Notes to the Financial Statements

1. Significant Accounting Policies

(1) Valuation Basis and Methods for Securities

① Subsidiary Stock: Cost method using the moving average method

② Other Securities

Securities other than those without market prices:

Fair value method (valuation differences are recognized directly in net assets; cost of sales is calculated using the moving average method)

Securities without market prices: Cost method using the moving average method

(2) Depreciation Method for Fixed Assets

① Tangible Fixed Assets: Straight-line method

② Intangible Fixed Assets: Straight-line method

(3) Revenue and Expense Recognition Criteria

As a pure holding company, the Company’s revenue primarily consists of management fees from subsidiaries and dividend income. For management fees, the performance obligation is the provision of services as specified in the contract with the subsidiary. Since the performance obligation is satisfied when the services are provided, revenue is recognized at that point. Dividend income is recognized when the resolution regarding the dividend made by the issuing company’s decision-making body becomes effective.

2. Notes on Changes in Accounting Policies

(Application of “Accounting Standard for Income Taxes, Resident Taxes, and Business Taxes”, etc.)

The “Accounting Standard for Income Taxes, Resident Taxes, and Business Taxes” (ASBJ Statement No. 27, October 28, 2022; hereinafter referred to as the “2022 Revised Accounting Standard”) and related standards have been applied from the beginning of the current fiscal year.

Regarding the amendment concerning the classification of income taxes, the transitional treatment specified in the proviso of Paragraph 20-3 of the 2022 Revised Accounting Standard has been followed. Note that this change in accounting policy has no impact on the financial statements.

3. Notes on Accounting Estimates

(1)	Amounts recorded in the financial statements for the current fiscal year

Shares of Affiliated Companies:	7,055,723 thousand yen

(2)	Other Information Aiding Users’ Understanding of the Estimates

Possibility of Recognizing Valuation Losses on “Shares of Affiliated Companies”

The balance sheet as of March 31, 2025, includes “Shares of Affiliated Companies” in the amount of 7,055,723 thousand yen.

The breakdown of “Shares in Affiliated Companies” is as follows:

Wells Advisor Co., Ltd.	277,023	thousand yen
SBI Asset Management Co., Ltd.	5,059,819	thousand yen
Carret Holdings, Inc.	1,718,881	thousand yen

	7,055,723	thousand yen

The Company recognizes valuation losses on shares of affiliated companies when their fair value has significantly declined due to the deteriorating financial condition of the issuing company, unless there is sufficient evidence supporting the possibility of recovery. Consequently, if a valuation loss on “Shares of Affiliated Companies” occurs, it may affect the Company’s performance.

4. Notes to the Balance Sheet

(1)	Accumulated depreciation of tangible fixed assets: 3,163 thousand yen

(2)	Monetary claims and liabilities to/from affiliated companies

Short-term monetary claims:	469,724	thousand yen
Short-term monetary liabilities:	5,969,766	thousand yen

5. Notes to the Statement of Income

Transactions with affiliated companies

(1) Sales revenue:	1,553,995 thousand yen

Dividends received	750,000 thousand yen
Management fees	802,595 thousand yen
Other	1,400 thousand yen
(2) Purchases	¥-
(3) Selling, general and administrative expenses	4,118 thousand yen
(4) Transactions other than operating transactions	84,358 thousand yen

6. Notes to the Statement of Changes in Shareholders’ Equity
Class and Number of Treasury Stock at the End of the Current Fiscal Year Common Stock: 125 shares

7. Notes on Tax Effect Accounting
(1) Breakdown of Major Causes for Deferred Tax Assets and Liabilities

Deferred Tax Assets
Disallowed Accrued Enterprise Tax Amount	12,180 thousand yen
Disallowed Accrued Payables Amount	1,329 thousand yen
Loss on Valuation of Investment Securities	2,439 thousand yen
Valuation Difference on Other Securities	399,402 thousand yen
Other	408 thousand yen
Total Deferred Tax Assets	415,759 thousand yen

Deferred Tax Liabilities
Transfer Gain/Loss Adjustment Account	4,444 thousand yen
Total Deferred Tax Liabilities	4,444 thousand yen
Net Deferred Tax Assets	411,315 thousand yen

(2)	Breakdown of Major Items Causing Differences Between Statutory Effective Tax Rate and Tax Burden Rate After Applying Tax Effect Accounting

Statutory Effective Tax Rate		30.62%
(Adjustments)
Permanent differences	Δ	14.55%
Per capita tax		0.10%
Other		0.00%

Effective tax rate after applying tax effect accounting		16.17%

(3)	Adjustment of Deferred Tax Assets and Deferred Tax Liabilities Due to Changes in Corporate Tax Rates

The “Act for Partial Revision of the Income Tax Act, etc.” (Act No. 13 of 2025) was enacted by the Diet on March 31, 2025. Consequently, the “Special Defense Corporate Tax” will be levied starting from fiscal years beginning on or after April 1, 2026.

Accordingly, deferred tax assets and deferred tax liabilities related to temporary differences expected to reverse in fiscal years beginning on or after April 1, 2026, have been calculated using a statutory effective tax rate changed from 30.62% to 31.52%.

As a result of this change, the amount of deferred tax assets for the current fiscal year (the amount after deducting deferred tax liabilities) increased by 11,358 thousand yen, the income tax adjustment increased by 45 thousand yen, and the valuation difference on other securities decreased by 11,403 thousand yen.

8.	Notes on Transactions with Related Parties

(1)	Parent Company and Major Corporate Shareholders, etc.

Type	Parent Company

Company Name	SBI Holdings, Inc

Location	Minato-ku, Tokyo

Capital (million yen)	181,924

Business Description or Occupation	Financial Services Business, etc.

Percentage of Voting Rights Owned (%)	Indirect (52.7)

Relationship with Related Party	Concurrent Board Membership, Personnel Secondment, Expense Reimbursement, Business Outsourcing, Real Estate Subleasing, etc.
Transaction Details	Expense Reimbursement, Business Outsourcing, Real Estate Subleasing, etc.
Transaction Amount (thousand yen)	340,683
Account / Balance at End of Period (thousand yen)	Guarantee deposits / 9,512
Accounts Payable / 26,736

(Transaction Terms and Policy for Determining Transaction Terms)

1.	Regarding real estate leases, these are subleases obtained under the same terms as the Company’s original lease.

2.	Advance payment of expenses primarily involves reimbursement for personnel costs; no payments for commissions, etc., are made.

(2) Subsidiaries, etc.

Type	Subsidiary Company
Company Name	Wealth Advisor Co., Ltd.
Location	Minato-ku, Tokyo
Capital (million yen)	30
Business Description or Occupation	Financial Services Business, etc.
Percentage of Voting Rights Owned(%)	100
Relationship with Related Party	Management	Payment of expenses on behalf	Borrowing of funds	Interest payments
Transaction Details	Management Fees	Payment of expenses on behalf	Short-term borrowings	Accrued interest payable	Interest paid
Transaction Amount (thousand yen)	204,996	319,435	—	17,253	16,962
Account Title	Accounts receivable	Advance payments	Short-term borrowings	—	—
Balance at End of Period (thousand yen)	112,748	24,942	1,150,000	—	—

Type	Subsidiary Company
Company Name	SBI Asset Management Co., Ltd.
Location	Minato-ku, Tokyo
Capital (Million yen)	400
Business Description or Occupation	Management Business
Percentage of Voting Rights Owned(%)	97.9
Relationship with Related Party	Management	Borrowing of funds	Interest payments
Transaction Details	Management Fees	Short-term borrowings	Accrued interest payable	Interest paid
Transaction Amount (thousand yen)	597,599	200,000	68,406	67,395
Account Title	Accounts receivable	Short-term borrowings	—	—
Balance at End of Period (thousand yen)	328,679	4,700,000	—	—

(Transaction Terms and Policy for Determining Transaction Terms)

1.	Management fees are determined based on the management contract concluded through mutual consultation, taking into account the nature of the services provided.

2.	Advance payment of expenses primarily involves reimbursement for personnel costs; no commission payments are made.

3.	Loans are determined reasonably, taking market interest rates into consideration.

(3)	Officers and Their Close Relatives, etc.

Not applicable.

9.	Notes on Revenue Recognition

The fundamental information for understanding revenue arising from contracts with customers is as described in “Individual Notes Table 1. Matters Related to Significant Accounting Policies (3) Revenue and Expense Recognition Criteria.”

10.	Notes on Per Share Information

(1)	Net Assets per Share: ¥103.78

(2)	Net Income per Share: ¥11.12

11.	Notes on Significant Subsequent Events

Not applicable.

Independent Auditor’s Report

May 16, 2025

To the Board of Directors of SBI Global Asset Management Co., Ltd.

Certified Public Accountants

Deloitte Touche Tohmatsu LLC Tokyo Office

Designated Engagement Partner Masaya Ueda, CPA

Designated Engagement Partner Teruo Tajima, CPA

Audit Opinion

We have audited, pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act of Japan, the financial statements of SBI Global Asset Management Co., Ltd. for the 28th fiscal year from April 1, 2024 to March 31, 2025, which comprise the balance sheet, the statement of income, the statement of changes in in net assets, and the notes to the financial statements, together with the supporting schedules (collectively referred to as the “Financial Statements, etc.”).

In our opinion, the Financial Statements, etc. present fairly, in all material respects, the financial position and results of operations of the Company for the fiscal year then ended, in conformity with generally accepted accounting principles in Japan.

Basis for Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the section titled “Auditor’s Responsibilities for the Audit of the Financial Statements, etc.” We are independent of the Company in accordance with the provisions on professional ethics in Japan, and we have fulfilled our other ethical responsibilities as auditors. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Information

The other information comprises the business report and the accompanying detailed schedules (collectively, the “Other Information”). Management is responsible for the preparation and disclosure of the Other Information, and the Audit & Supervisory Board Members and the Audit & Supervisory Board are responsible for supervising the directors’ execution of duties related to the preparation and operation of the reporting process concerning the Other Information.

Our opinion on the Financial Statements, etc. does not cover the Other Information, and we do not express any opinion or assurance thereon. In connection with our audit of the Financial Statements, etc., our responsibility is to read the Other Information and, in doing so, consider whether the Other Information is materially inconsistent with the Financial Statements, etc. or with our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement in the Other Information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management, Audit & Supervisory Board Members, and the Audit & Supervisory Board for the Financial Statements, etc.

Management is responsible for the preparation and fair presentation of the Financial Statements, etc. in accordance with generally accepted accounting principles in Japan, and for such internal control as management determines is necessary to enable the preparation of Financial Statements, etc. that are free from material misstatement, whether due to fraud or error.

In preparing the Financial Statements, etc., management is required to assess the appropriateness of the going concern assumption, and disclose, as necessary, matters related to going concern in accordance with generally accepted accounting principles in Japan.

The Audit & Supervisory Board Members and the Audit & Supervisory Board are responsible for overseeing the directors’ execution of duties relating to the establishment and operation of the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements, etc.

Our objectives are to obtain reasonable assurance about whether the Financial Statements, etc. as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion thereon from an independent standpoint. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decisions of users of the Financial Statements, etc.

In conducting the audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the Financial Statements, etc., whether due to fraud or error; design and perform audit procedures responsive to those risks; and obtain sufficient and appropriate audit evidence as a basis for our opinion.

•

Consider internal control relevant to the audit in order to design audit procedures appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern assumption, and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern.

•

Evaluate the overall presentation, structure, and content of the Financial Statements, etc., including the disclosures, and whether the Financial Statements, etc. represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with the Audit & Supervisory Board Members and the Audit & Supervisory Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control identified during our audit. We also provide a statement confirming our compliance with independence requirements under professional ethics in Japan and communicate all relationships and other matters that may reasonably be thought to bear on our independence, along with related safeguards, if applicable.

Relationship with the Company

There are no relationships or interests between the Company and our firm or any of our engagement partners that are required to be described pursuant to the Certified Public Accountants Act of Japan.

End

Audit & Supervisory Board Report

The Audit & Supervisory Board (the “Board”) has prepared this Audit Report based on the audit reports prepared by each Audit & Supervisory Board Member (the “Auditor”) concerning the execution of duties by the Directors for the 28th fiscal year from April 1, 2024 to March 31, 2025. After due deliberation, the Board hereby reports as follows:

1. Audit Method and Details of the Audit Conducted by the Auditors and the Audit & Supervisory Board

(1)

The Board determined the audit policies, division of duties, and other relevant matters, and received reports from each Auditor regarding the status and results of their audit activities. The Board also received reports from the Directors, other officers, and the Accounting Auditor on the execution of their respective duties, and requested explanations as necessary.

(2)

Each Auditor conducted audits in accordance with the auditing standards for Auditors established by the Board, in line with the determined audit policies and division of duties. Each Auditor maintained communication and exchanged information with the Directors, the internal audit department, and other employees to collect necessary information and enhance the audit environment, and performed audits using the following methods:

①

Each Auditor attended meetings of the Board of Directors and other important meetings, received reports from the Directors and employees regarding the execution of their duties, requested explanations as necessary, reviewed important approval documents, and investigated the status of business operations and property of the Company. With respect to subsidiaries, the Auditors maintained communication and exchanged information with Directors and Auditors of the subsidiaries, and received business reports from the subsidiaries as necessary.

②

With respect to the systems to ensure compliance by the Directors in the performance of their duties with laws, regulations, and the Articles of Incorporation, and other systems required to ensure the appropriateness of business operations of the corporate group consisting of the Company and its subsidiaries (the “Internal Control System”), as prescribed in Article 100, paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act, the Auditors received periodic reports from Directors and employees on the establishment and operation of such systems, requested explanations as necessary, and expressed their opinions.

③

Regarding the matters stated in Article 118, item 5 (a) and (b) of the Ordinance for Enforcement of the Companies Act, the Auditors examined the contents of such matters in light of the circumstances of deliberations at meetings of the Board of Directors and other relevant meetings.

④

The Auditors monitored and verified whether the Accounting Auditor maintained its independence and properly performed its audit. The Auditors received reports from the Accounting Auditor on the execution of its duties, requested explanations as necessary, and also received notice from the Accounting Auditor that it had established a system to ensure proper performance of duties (as prescribed in each item of Article 131 of the Regulation on Corporate Accounting) in accordance with the “Quality Control Standards for Audits” established by the Business Accounting Council, and requested explanations as necessary.

Based on the foregoing methods, the Auditors examined the Business Report and its supplementary schedules, the financial statements (Balance Sheet, Statement of Income, Statement of Changes in Net Assets, and Notes to Non-Consolidated Financial Statements) and their supplementary schedules, as well as the consolidated financial statements (Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes in Net Assets, and Notes to Consolidated Financial Statements) pertaining to the fiscal year under review.

2. Results of the Audit

(1)	Results of the Audit on the Business Report, etc.

①	The Business Report and its supplementary schedules are deemed to fairly present the condition of the Company in accordance with applicable laws, regulations, and the Articles of Incorporation.

②	No misconduct in the execution of duties by the Directors or any material fact in violation of laws, regulations, or the Articles of Incorporation has been identified.

③

The resolution of the Board of Directors regarding the Internal Control System is deemed appropriate. Furthermore, no matters requiring comment have been identified with respect to the description of the Internal Control System in the Business Report or the execution of duties by the Directors.

④

Regarding transactions with the parent company and other related parties described in the Business Report, no matters requiring comment have been identified concerning (i) the points taken into consideration to ensure that such transactions do not harm the Company’s interests, and (ii) the Board of Directors’ judgments and reasons regarding whether such transactions harm the Company’s interests.

(2)	Results of the Audit on the Financial Statements and Their Supplementary Schedules

The methods and results of the audit conducted by Deloitte Touche Tohmatsu LLC, the Accounting Auditor, are deemed appropriate.

(3)	Results of the Audit on the Consolidated Financial Statements

The methods and results of the audit conducted by Deloitte Touche Tohmatsu LLC, the Accounting Auditor, are deemed appropriate.

Date: May 21, 2025

SBI Global Asset Management Co., Ltd.
Audit & Supervisory Board
Atsuo Goto	Full-time Audit & Supervisory Board Member

Kazuo Nagano	Outside Audit & Supervisory Board Member

Masanobu Kotake	Outside Audit & Supervisory Board Member

End